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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

PARTIES:

     This Agreement is made and entered into as of the 30TH day of July, 2002, by and between Xenotech Rental Corp., a Nebraska corporation (hereinafter referred to as "Xenotech Rental"), and Ballantyne of Omaha, Inc., a Delaware corporation (hereinafter referred to as "BTN") and Arc Light Efx, Inc., a California corporation (hereinafter referred to as "ALEI").

RECITALS:

     A. Xenotech Rental is engaged in the business of the rental of lighting equipment.

     B. BTN is the parent company of Xenotech Rental and is engaged in the business of the manufacture of lighting equipment.

     C. ALEI desires to purchase from Xenotech Rental, and Xenotech Rental desires to sell to ALEI, certain of the assets of Xenotech Rental pertaining to its rental of lighting equipment business.

AGREEMENT:

     NOW, THEREFORE, in consideration of the recitals and the mutual agreements, provisions and covenants herein contained, the parties hereto agree as follows:

     SECTION 1. SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Xenotech Rental agrees to sell, assign, transfer and deliver to ALEI, and ALEI shall buy, accept and receive from Xenotech Rental, on the Closing Date, the following-described properties and Assets (collectively the "Assets"), as set forth on Exhibit "1," attached hereto, and by this reference, incorporated herein, free and clear of all liens and encumbrances.

     SECTION 2 CONSIDERATION PAYABLE TO XENOTECH RENTAL BY ALEI FOR THE ASSETS

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     2.1 PURCHASE PRICE. ALEI agrees to purchase the Assets from Xenotech Rental and to pay to Xenotech Rental the sum of Five Hundred Thousand Dollars ($500,000.00) (the "Purchase Price").

     2.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by wire transfer, cash, or certified check, on the Closing Date.

     2.3 EXCLUDED ASSETS. Xenotech Rental shall retain all equipment not specified on Exhibit "1", and accounts receivable, patents, trademarks, trade names, service marks, copyrights, and other intellectual property of Xenotech Rental, including but not limited to the trademark "Xenotech."

     2.4 ASSUMPTION OF LIABILITIES. Notwithstanding any other provision of this Agreement, ALEI does not assume, and shall not be deemed to have assumed, any liability or obligation of Xenotech Rental unless expressly assumed pursuant to written instruments executed and delivered by ALEI at the Closing including, but not limited to:

     2.4.1 Any liability or obligation of Xenotech Rental for any taxes (including interest and penalties thereon) or deferred taxes imposed or measured by Xenotech Rental's income for any period or periods ending before or after the Closing Date, including federal, state and local income taxes, withholding taxes, social security taxes and other similar taxes and investment tax credit recapture and depreciation recapture.

     2.4.2 Any liability or obligation of Xenotech Rental for any sales, use or gross receipts tax payable by Xenotech Rental with respect to any period or transaction ending or occurring on or before the Closing Date.

     2.4.3 Any liability or obligation of Xenotech Rental for any accounts payable or under any loan agreement or lease agreement except as otherwise specifically provided for herein.

     SECTION 3 CLOSING.

     3.1 CLOSING. Subject to the terms and conditions contained in this Agreement, the transfer of the Assets to ALEI

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by Xenotech Rental and the consummation of the transactions contemplated by this Agreement (the "Closing") will take place on July 19, 2002, or on such other subsequent date as may be mutually acceptable to Xenotech Rental and ALEI (such date of Closing, or if the Closing is advanced or postponed under this Section 3.1, then the date to which it is advanced or postponed, being hereinafter referred to as the "Closing Date"). Said Closing shall consist of a wire transfer by ALEI, and by a federal express by ALEI and Xenotech Rental of the documents set forth in Sections 3.2 and 3.3 below.

     3.2 ALEI'S OBLIGATIONS AT CLOSING.

     3.2.1 PAYMENT OF PURCHASE PRICE. At the Closing, ALEI shall pay to Xenotech Rental the sum of Five Hundred Thousand Dollars ($500,000.00).

     3.2.2 RESOLUTION. A copy of the Resolution of the Board of Directors of ALEI authorizing the transactions contemplated by this Agreement, certified by the Secretary of ALEI.

     3.3 XENOTECH RENTAL'S OBLIGATIONS AT CLOSING. At the Closing, Xenotech Rental shall deliver or cause to be delivered to ALEI:

     3.3.1 INSTRUMENTS OF CONVEYANCE. Assignments, bills of sale with covenants of warranty, notices, consents, assurances, and such other instruments of transfer as counsel for ALEI shall reasonably request and shall be effective to vest in ALEI good and sufficient title to all of the Assets which Xenotech Rental has agreed to sell, assign, transfer and deliver to ALEI pursuant to this Agreement, free and clear of all security interests, claims, liens and encumbrances.

     3.3.2 RESOLUTIONS. A copy of the resolutions of the Board of Directors of Xenotech Rental and BTN authorizing the transactions contemplated by this Agreement, certified by the Secretary of Xenotech Rental and BTN.

     3.3.3 GENERAL ELECTRIC CAPITAL CORPORATION CONSENT. A signed copy of the consent of General Electric Capital Corporation to the sale of the Assets.

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     SECTION 4 REPRESENTATIONS AND WARRANTIES OF XENOTECH RENTAL.

     Xenotech Rental hereby represents and warrants to ALEI that each of the following is true and complete.

     4.1 ORGANIZATION, GOOD STANDING AND COOPERATE POWER. Xenotech Rental is a corporation duly organized, validly existing, and is in good standing under the laws of the State of Nebraska, and is qualified to do business in the State of California, and has the corporate power to own, operate and lease its property and carry on its businesses as are now being conducted.

     4.2 CORPORATE AUTHORIZATIONS; BINDING EFFECT. Delivery and performance of this Agreement and the transactions contemplated hereby by Xenotech Rental and BTN have been duly authorized by the Board of Directors of Xenotech Rental and BTN. Corporate resolutions reflecting the foregoing shall be delivered to ALEI at Closing. This Agreement and the other agreements and instruments executed in connection with the transactions contemplated hereby to which Xenotech Rental and BTN are a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Xenotech Rental and BTN and constitute the valid and legally binding obligations of Xenotech Rental and BTN enforceable against Xenotech Rental and BTN in accordance with their respective terms.

     4.3 TITLE AND CONDITION OF THE ASSETS. Xenotech Rental has good and marketable title to all of the Assets and will deliver the Assets to ALEI at Closing free and clear of any liens, encumbrances, restrictions, defects, claims, and security interest whatsoever. The Assets are in good operating condition and repair and shall be in the same condition at the Closing Date, and are suitable for the uses for which they are currently being used.

     4.4 TAX MATTERS. Xenotech Rental has filed, or will file prior to Closing, all federal, state, county and local tax returns required to be filed by it, including those with respect to income, withholding, social security, unemployment, franchise, excise, personal property, sales and use taxes, and no taxes shown on such returns to be due and payable or

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assessments received by it are delinquent or will not be paid in full at
Closing.

     SECTION 5 COVENANTS OF XENOTECH RENTAL.

     Xenotech Rental covenants and agrees that:

     5.1 CONDUCT OF BUSINESS. At all times after the date hereof and up to the Closing Date, except to the extent Xenotech Rental obtains specific prior written approval of ALEI, Xenotech Rental will:

     5.1.1 Operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operations, use its best efforts to preserve its present business intact, and preserve its present business relationships with persons having business dealings with it.

     5.1.2 Maintain the Assets in their present condition and repair, reasonable wear and tear excepted.

     5.2 PAYMENT OF LIABILITIES. On the Closing Date, Xenotech Rental agrees that it will pay all liabilities in full including, but not limited to, all trade accounts payable.

     5.3 NON-COMPETE. BTN and Xenotech Rental agree to protect ALEI by refraining from creating any additional dealers for its lighting products in North America for a period of one(1) year from the Closing Date and will refrain from establishing any additional dealers west of the Rocky Mountains for a period of two (2) years from the Closing Date.

     5.4 GOODWILL. BTN and Xenotech Rental agree that ALEI has created business relationships with customers and clients independent and shared with BTN. BTN and Xenotech Rental agree to recognize an independent list of customers exclusive to ALEI and shall honor and protect said customer list. A copy of said customer list is attached hereto, marked Exhibit "5.4" and by this reference incorporated herein.

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     SECTION 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF ALEI.

     The obligations of ALEI to purchase the Assets from Xenotech Rental are subject to the satisfaction, on or before the Closing Date of all of the following conditions, which conditions may be waived in writing by ALEI.

     6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Xenotech Rental and BTN contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     6.2 PERFORMANCE OF AGREEMENTS. Xenotech Rental and BTN shall have performed all obligations and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

     6.3 NO MATERIALLY ADVERSE CHANGE. There shall not have been, between the date of this Agreement and the Closing Date, any materially adverse change in any Asset or the current operations of Xenotech Rental.

     SECTION 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF XENOTECH RENTAL. The obligation of Xenotech Rental to sell the Assets to ALEI are subject to obtaining the approval of General Electric Capital Corporation to the sale of the Assets on or before the Closing Date.

     SECTION 8 EXPENSES. Except as otherwise provided in this Agreement, each party shall pay its respective expenses, taxes, charges and liabilities incurred in connection with or arising out of this Agreement including, without limitation thereto, counsel fees, accounting fees and other expenses related to the assignment and delivery of the Assets to ALEI.

     SECTION 9 POSSESSION.

     Possession of the Assets shall be delivered to ALEI at Closing.

     SECTION 10 LEASE.

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     ALEI shall have the right to occupy the premises currently occupied by
Xenotech Rental at 7344-7348 Belaire Avenue, North Hollywood, California. ALEI acknowledges that Ballantyne of Omaha, Inc.'s lease shall expire on the earlier of September 30, 2002, or forty-five (45) days after landlord shall have given the tenant under said lease written notice that he has released the premises to a new tenant. ALEI shall vacate said premises on or before said date. ALEI shall reimburse Ballantyne of Omaha, Inc., for the period of time in which ALEI shall occupy the premises based on the current rent being paid by Ballantyne of Omaha, Inc.

     SECTION 11 PREFERENTIAL PRICING.

     BTN shall grant ALEI preferential pricing on all product purchased from BTN. ALEI shall receive a discount on all products purchased pursuant to the schedule which is attached hereto, marked Exhibit "12" and by this reference incorporated herein. The terms of sale shall be net 30 on sales of $50,000 or less. The terms for sales in excess of $50,000 to be negotiated.

     SECTION 12 INDEMNITY.

     12.1 INDEMNIFICATION BY XENOTECH RENTAL. Xenotech Rental hereby agrees to indemnify and hold ALEI harmless from and against all damages, losses, claims, obligations, liabilities and expenses, including reasonable attorney's fees, arising out of any breach by Xenotech Rental of any of the covenants, representations and warranties made by it in this Agreement, or made or given in any other agreement or document submitted to or for the benefit of ALEI in connection with the transactions contemplated by this Agreement or arising out of the operation of the business prior to Closing.

     12.2 INDEMNIFICATION BY ALEI. ALEI hereby agrees to indemnify and hold Xenotech Rental harmless from and against all damages, losses, claims, obligations, liabilities and expenses, including reasonable attorney's fees arising out of any breach by Purchaser of any of the covenants, representations and warranties made by it in this Agreement, or made or given in any other agreement or document submitted to or for the benefit of Xenotech Rental in connection with the transactions contemplated

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by this Agreement or arising out of the operation of the business after Closing.

     12.3 CLAIMS. In the event that either ALEI or Xenotech Rental (the "Indemnified Party") desires to make a claim against the other (the "Indemnifying Party") under Section 13.1 and 13.2 in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnified Party for which the Indemnified Party may seek indemnification hereunder (the "Claim"), the Indemnified Party shall notify the Indemnifying Party of such Claim and of the Indemnified Party's claim of indemnification with respect thereto, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this
Section 12 except to the extent, if at all, that the Indemnifying Party shall have been prejudiced thereby. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Claim, and if and only if each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Claim:

     12.3.1 The Indemnifying Party agrees in writing to indemnify the Indemnified Party with respect to such Claim; and

     12.3.2 The Indemnified Party does not give the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

     The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

     12.4 NOTICE AND PAYMENT. In the event of any claims under Section 12.1 and
12.2 for indemnification, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such claim. With respect to

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liquidated claims, if within 30 days the Indemnifying Party has not contested such claim in writing, the Indemnifying Party will pay the full amount thereof within 10 days after the expiration of such period.

     12.5 COSTS AND EXPENSES. Each party shall be responsible for its own expenses in any arbitration or litigation between or among the parties hereto and any expenses not attributable to either party, such as the cost of a third-party arbitrator (in the event that the parties agree to arbitration), shall be shared equally by the parties.

     SECTION 13 MISCELLANEOUS.

     The following miscellaneous provisions shall apply to this Agreement:

     13.1 BROKER'S COMMISSIONS. The parties hereto agree that no broker has been retained to represent any party in this transaction, and each party hereto agrees to indemnify and hold harmless the other party hereto from any claim asserted by any broker or any other person arising out of any act by such party as the result of the consummation of this transaction.

     13.2 NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered in person or mailed by registered, certified or express mail, postage prepaid, as follows:

     If to Xenotech Rental:                     Xenotech Rental Corp.
                                                c/o Brad French
                                                4350 McKinley Street
                                                Omaha, Nebraska 68112

     Copy to:                                   Myron J. Kaplan
                                                MARKS CLARE & RICHARDS, L.L.C.

                                                11605 Miracle Hills Drive
                                                Suite 300
                                                P.O. Box 542005
                                                Omaha, NE  68154-8005

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     If to ALEI:                                Arc Light Efx, Inc.
                                                c/o Gregory A. Smith
                                                10144 Leona Avenue
                                                Leona Valley, CA 93551

or at such other address as any party hereto shall have designated by notice, in writing, to the other parties hereto.

     13.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants made in or pursuant to this Agreement shall survive the Closing hereunder.

     13.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter of this Agreement.

     13.5 TIME OF ESSENCE. Time is of the essence of this Agreement.

     13.6 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Nebraska applicable to contracts made and performed in Nebraska.

     13.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as otherwise specifically provided herein, no person shall take any act which would allow any right hereunder to be assigned or held by any other person without the written consent of the other parties hereto.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto, at the place and date specified immediately adjacent to their respective names.

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                                                XENOTECH RENTAL CORP.
                                           ("Xenotech Rental")

Executed at Omaha, NE               By:         /s/ John Wilmers
                                                ----------------
on July 30, 2002                           Its: President

                                           ARC LIGHT EFX, INC. ("ALEI")


Executed at North Hollywood, CA     By:         /s/ Karry Smith
                                                ---------------
on July 26, 2002.                          Its: Chief Financial Officer